NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES RETIREMENT
OF GENERAL COUNSEL JOHN ALE
Chris Lacy Promoted to Vice President and General Counsel

SPRING, Texas – June 4, 2020...Southwestern Energy Company (NYSE: SWN) today announced the retirement of John Ale, General Counsel and Corporate Secretary, effective June 30, 2020, following more than six and half years leading the Company’s legal and governance functions. Current Associate General Counsel and Assistant Corporate Secretary, Chris Lacy, who has been with the Company since 2014, will be promoted to Vice President, General Counsel and Corporate Secretary, effective June 30, 2020.
“John is a pragmatic legal advisor, a deeply respected colleague across Southwestern, and a true friend. On behalf of the entire leadership team, we thank John for his steady and focused leadership and wish him and his family the very best,” said Bill Way, President and Chief Executive Officer of Southwestern Energy.
Chris Lacy initially joined Southwestern Energy as a senior attorney and was promoted into his current role as Associate General Counsel in February 2017. Prior to joining the Company, he was an attorney with Ahmad, Zavitsanos & Anaipakos and Dewey & LeBoeuf LLP. Mr. Lacy earned his bachelor’s degree from the University of Texas at Austin and a juris doctorate degree from the University of Houston Law Center where he graduated summa cum laude.
“Chris is a highly talented legal mind and forward-thinking problem solver, and we’re pleased to welcome him to our executive leadership team. Chris has effectively managed a broad set of complex litigation, human resources, corporate and securities matters for the Company over the years and consistently provides sound, risk management-focused counsel across the business. The Company will continue to benefit from Chris’ experience, pragmatism and leadership,” added Mr. Way.
About Southwestern Energy
Southwestern Energy Company is an independent energy company engaged in natural gas, natural gas liquids and oil exploration, development, production and marketing. For additional information, visit our website www.swn.com.
Contact
Paige Penchas
Vice President, Investor Relations
(832) 796-4068
paige_penchas@swn.com
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